Exhibit 3.5

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

SYNIVERSE HOLDINGS, INC.

a Delaware corporation

ARTICLE ONE

NAME

The name of the Corporation is Syniverse Holdings, Inc. (the “Corporation”).

ARTICLE TWO

REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is 9 East Loockerman Street, Suite #1-B, in the City of Dover, County of Kent, 19901. The name of its registered agent at such address is National Registered Agents, Inc.

ARTICLE THREE

PURPOSE

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the “DGCL”).

ARTICLE FOUR

CAPITAL STOCK

Section 1. Authorized Shares. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 100,900,000 shares, of which:

100,300,000 shares, par value $0.001 per share, shall be shares of common stock (the “Common Stock”);

300,000 shares, par value $0.001 per share, shall be shares of initially undesignated preferred stock (the “Preferred Stock”); and

300,000 shares, par value $0.01 per share shall be shares of Class A Cumulative Redeemable Preferred Stock (“Class A Preferred”).

Upon effectiveness of this Second Amended and Restated Certificate of Incorporation (the “Effective Time”), (i) each share of Class A Common Stock heretofore authorized, issued and outstanding shall be reclassified into one share of Common Stock and each share of Class B Common Stock heretofore authorized, issued and outstanding shall be reclassified into one share of Common Stock and all authorized shares of Class A and Class B Common Stock shall cease to be authorized, and (ii) each share of Common Stock then issued and outstanding shall be, without further action by the Corporation or any of the holders thereof, changed and converted into a number of shares of Common Stock equal to that number determined by multiplying each outstanding share of Common Stock by 0.4024004801 (the “Reverse Stock Split Factor”). Each certificate then outstanding representing shares of Common Stock shall automatically represent from and after the Effective Time that number of shares of Common Stock equal to the number of shares shown on the face of the certificate multiplied by the Reverse Stock Split Factor.

Section 2. Common Stock. Except as (i) otherwise required by law or (ii) expressly provided in this Second Amended and Restated Certificate of Incorporation (as amended from time to time), each share of Common Stock shall have the same powers, rights and privileges and shall rank equally, share ratably and be identical in all respects as to all matters.

(a) Dividends. Subject to the rights of the holders of Preferred Stock, and to the other provisions of this Second Amended and Restated Certificate of Incorporation (as amended from time to time), holders of Common Stock shall be entitled to receive equally, on a per share basis, such dividends and other distributions in cash, securities or other property of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefore.

(b) Voting Rights. At every annual or special meeting of stockholders of the Corporation, each holder of Common Stock shall be entitled to cast one (1) vote for each share of Common Stock standing in such holder’s name on the stock transfer records of the Corporation.

(c) Liquidation Rights. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the Corporation’s debts and amounts payable upon shares of Preferred Stock entitled to a preference, if any, over holders of Common Stock upon such dissolution, liquidation or winding up, the remaining net assets of the Corporation shall be distributed among holders of shares of Common Stock equally on a per share basis. A merger or consolidation of the Corporation with or into any other corporation or other entity, or a sale or conveyance of all or any part of the assets of the Corporation (which shall not in fact result in the liquidation of the Corporation and the distribution of assets to its stockholders) shall not be deemed to be a voluntary or involuntary liquidation or dissolution or winding up of the Corporation within the meaning of this Paragraph (c).

(d) Conversion Rights. The Common Stock shall not be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same class of the Corporation’s capital stock.

(e) Preemptive Rights. No holder of Common Stock shall have any preemptive rights with respect to the Common Stock or any other securities of the Corporation, or to any obligations convertible (directly or indirectly) into securities of the Corporation whether now or hereafter authorized.

Section 3. Preferred Stock. The Board of Directors is authorized, subject to limitations prescribed by law or any exchange on which the Corporation’s securities may then be listed, to provide by resolution or resolutions for the issuance of shares of Preferred Stock in one or more series, to establish the number of shares to be included in each such series, and to fix the voting powers (if any), designations, powers, preferences, and relative, participating, optional or other rights, if any, of the shares of each such series, and any qualifications, limitations or restrictions thereof. Irrespective of the provisions of Section 242(b)(2) of the DGCL, the number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote, without the separate vote of the holders of the Preferred Stock as a class.

Section 4. Powers, Preferences and Special Rights of the Class A Preferred.

(a) Dividends.

(i) General Obligation. When and as declared by the Board and to the extent permitted under the DGCL, the Corporation shall pay preferential dividends in cash to the holders of Class A Preferred as provided in this Section 4(a)(i). Dividends on each outstanding share of Class A Preferred shall accrue on a daily basis at the rate of (1) 15.0% per annum from February 14, 2002 until the first anniversary thereof and (2) 10% per annum thereafter, on the sum of the Liquidation Value thereof plus all accumulated and unpaid dividends thereon from and including the date of issuance of such share to and including the first to occur of (i) the date on which the Liquidation Value of such share (plus all accrued and unpaid dividends thereon) is paid to the holder thereof in connection with the liquidation of the Corporation or the redemption of such share by the Corporation, (ii) the date on which such share is otherwise acquired by the Corporation or (iii) the closing of a Public Offering. Such dividends shall accrue whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. The date on which the Corporation initially issues any share of Class A Preferred shall be deemed to be its “date of issuance” regardless of the number of times transfer of such share is made on the stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such share.

(ii) Dividend Reference Dates. To the extent not paid on March 31, June 30, September 30 and December 31 of each year, beginning March 31, 2002 (the “Dividend Reference Dates”), all dividends which have accrued on each share of Class A Preferred outstanding during the three-month period (or other period in the case of the initial Dividend Reference Date) ending upon each such Dividend Reference Date shall be accumulated and shall remain accumulated dividends with respect to such share until paid to the holder thereof.

(iii) Distribution of Partial Dividend Payments. Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of dividends then accrued with respect to the Class A Preferred, such payment shall be distributed pro rata among the holders thereof based upon the aggregate accrued but unpaid dividends on the shares held by each such holder.

(b) Liquidation. Upon any liquidation, dissolution or winding up of the Corporation (whether voluntary or involuntary), each holder of Class A Preferred shall be entitled to be paid, before any distribution or payment is made upon any Junior Securities, an amount in cash equal to the aggregate Liquidation Value of all shares of Class A Preferred held by such holder (plus all accrued and unpaid dividends thereon), and the holders of Class A Preferred shall not be entitled to any further payment. If upon any such liquidation, dissolution or winding up of the Corporation the Corporation’s assets to be distributed among the holders of the Class A Preferred are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid under this Section 4(b), then the entire assets available to be distributed to the Corporation’s stockholders shall be distributed pro rata among such holders based upon the aggregate Liquidation Value (plus all accrued and unpaid dividends) of the Class A Preferred held by each such holder. Not less than 60 days prior to the payment date stated therein, the Corporation shall mail written notice of any such liquidation, dissolution or winding up to each record holder of Class A Preferred, setting forth in reasonable detail the amount of proceeds to be paid with respect to each share of Class A Preferred and each share of Common Stock in connection with such liquidation, dissolution or winding up.

(c) Conversion.

(i) Optional Right to Convert. Each share of Class A Preferred shall be convertible, without the payment of any additional consideration by the holder thereof and at the option of the holder thereof, into shares of fully paid and nonassessable shares of Common Stock upon closing of the initial Public Offering of Common Stock. The number of shares of Common Stock into which each share of Class A Preferred shall be convertible shall be determined by dividing the Liquidation Value thereof (plus all accrued and unpaid dividends thereon) by the price per share of Common Stock at which such shares are offered to the public in the initial Public Offering.

(ii) Mandatory Conversion. On the date that is the 40th day following the closing of the initial Public Offering (or, if such day is not a business day, on the next preceding business day) (the “Mandatory Conversion Date”), each share of Class A Preferred then outstanding that has not been redeemed or called for redemption shall automatically be converted, without payment of any additional consideration by the holder thereof, into shares of fully paid and nonassessable shares of Common Stock. The number of shares of Common Stock into which each share of Class A Preferred shall be converted shall be determined by dividing the Liquidation Value thereof (plus all accrued and unpaid dividends thereon) by the price per share of Common Stock at which such shares are offered to the public in the initial Public Offering.

(iii) Mechanics of Conversion. The Corporation shall give each holder of shares of Class A Preferred written notice of the Corporation’s initial Public Offering no later than 5 days prior to the anticipated closing thereof. Each holder of shares of Class A Preferred shall give the

Corporation a written notice no later than 15 days after receipt of the Corporation’s notice, which notice shall include the holder’s name or the names of such holder’s nominees in which he, she or it wishes the certificate or certificates for Common Stock to be issued. Each holder of Class A Preferred may exercise the optional conversion right set forth in Section 4(c)(i) by giving the Corporation a written notice electing to exercise such right at any time prior to the closing of the initial Public Offering. Any conversion of Class A Preferred pursuant to Section 4(c)(i) shall be effected as of the closing date of the initial Public Offering (the “Optional Conversion Date”). On the Optional Conversion Date (in the case of a conversion pursuant to Section 4(c)(i)) or on the Mandatory Conversion Date (in the case of a conversion pursuant to Section 4(c)(ii)) each share of Class A Preferred to be converted shall immediately convert into the right to receive the number of shares of Common Stock as set forth in Section 4(c)(i) or 4(c)(ii) above, as applicable. After such date, no Class A Preferred so converted shall be deemed to be outstanding or to have any rights other than those set forth above in this Section 4(c)(iii). No fractional shares of Common Stock shall be issued upon conversion of the Class A Preferred. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the price per share of Common Stock offered in the initial Public Offering. After the closing of the initial Public Offering, any holder of certificates representing converted shares of Class A Preferred may surrender to the Corporation at the office of the Corporation or of any transfer agent for the Class A Preferred, the certificate or certificates representing such Class A Preferred. The Corporation shall, as soon as practicable thereafter (but in no event more than three (3) business days thereafter), issue and deliver at such office to such holder, or to the holder’s nominee or nominees, a certificate or certificates representing the number of shares of Common Stock to which the holder shall be entitled as set forth in Section 4(c)(i) or 4(c)(ii) above, as applicable, together with cash in lieu of any fraction of a share and, in the case of a conversion pursuant to Section 4(c)(i), if less than the full number of shares of Class A Preferred evidenced by such surrendered certificate or certificates are being converted, a new certificate or certificates, of like tenor, for the number of shares of Class A Preferred evidenced by such surrendered certificate less the number of such shares being converted.

(d) Priority of Class A Preferred on Dividends and Redemptions. So long as any Class A Preferred remains outstanding, without the prior written consent of the holders of a majority of the outstanding shares of Class A Preferred, the Corporation shall not, nor shall it permit any Subsidiary to, redeem, purchase or otherwise acquire directly or indirectly any Junior Securities, nor shall the Corporation directly or indirectly pay or declare any dividend or make any distribution upon any Junior Securities; provided that the Corporation may repurchase shares of Common Stock or Class A Preferred from present or former employees of the Corporation and its Subsidiaries in accordance with the provisions of the agreements entered into with such employees approved by the Board.

(e) Redemptions.

(i) Optional Redemptions. The Corporation may at any time and from time to time redeem all or any portion of the shares of Class A Preferred then outstanding. Upon any such redemption, the Corporation shall pay a price per share equal to the Liquidation Value thereof (plus all accrued and unpaid dividends thereon). No redemption pursuant to this paragraph may be made for less than 1,000 shares (or such lesser number of shares then outstanding).

(ii) Redemption After Public Offering. The Corporation shall, at the request (by written notice given to the Corporation) of the holders of a majority of the Class A Preferred, apply the net cash proceeds from any Public Offering remaining after deduction of all discounts, underwriters’ commissions and other reasonable expenses to redeem shares of Class A Preferred at a price per share equal to the Liquidation Value thereof (plus all accrued and unpaid dividends thereon). Such redemption shall take place on a date fixed by the Corporation, which date shall be not more than 5 days after the Corporation’s receipt of such proceeds. Notwithstanding anything in the contrary herein, the redemption specified in this Section 4(e)(ii) shall be subject to the applicable restrictions contained in the Corporation’s and its Subsidiaries’ debt financing agreements. If any such restrictions prohibit the redemption contemplated by this Section 4(e)(ii), then such redemption shall be suspended until such time as the Corporation is permitted to make such redemption under such restrictions or such restrictions are removed.

(iii) Redemption Payments. For each share of Class A Preferred which is to be redeemed hereunder, the Corporation shall be obligated on the Redemption Date to pay to the holder thereof (upon surrender by such holder at the Corporation’s principal office of the certificate representing such share) an amount in immediately available funds equal to the Liquidation Value of such share (plus all accrued and unpaid dividends thereon). If the funds of the Corporation legally available for redemption of shares of Class A Preferred on any Redemption Date are insufficient to redeem the total number of such shares to be redeemed on such date, those funds which are legally available shall be used to redeem the maximum possible number of such shares pro rata among the holders of the shares to be redeemed based upon the aggregate Liquidation Value of such shares held by each such holder (plus all accrued and unpaid dividends thereon). At any time thereafter when additional funds of the Corporation are legally available for the redemption of such shares of Class A Preferred, such funds shall immediately be used to redeem the balance of such shares which the Corporation has become obligated to redeem on any Redemption Date but which it has not redeemed.

(iv) Notice of Redemption. Except as otherwise provided herein, the Corporation shall mail written notice of each redemption of any Class A Preferred to each record holder thereof not more than 60 nor less than 30 days prior to the date on which such redemption is to be made. In case fewer than the total number of shares of Class A Preferred represented by any certificate are redeemed, a new certificate representing the number of unredeemed shares shall be issued to the holder thereof without cost to such holder within 5 business days after surrender of the certificate representing the redeemed shares.

(v) Determination of the Number of Each Holder’s Shares to be Redeemed. The number of shares of Class A Preferred to be redeemed from each holder thereof in redemptions hereunder shall be the number of shares determined by multiplying the total number of shares of Class A Preferred to be redeemed times a fraction, the numerator of which shall be the total number of shares of Class A Preferred then held by such holder and the denominator of which shall be the total number of shares of Class A Preferred then outstanding.

(vi) Dividends After Redemption Date. No share of Class A Preferred shall be entitled to any dividends accruing after the date on which the Liquidation Value of such share (plus all accrued and unpaid dividends thereon) is paid to the holder of such share. On such date, all rights of the holder of such share shall cease, and such share shall no longer be deemed to be issued and outstanding.

(vii) Redeemed or Otherwise Acquired Shares. Any shares of Class A Preferred which are redeemed or otherwise acquired by the Corporation shall be canceled and retired to authorized but unissued shares and shall not be reissued, sold or transferred.

(viii) Other Redemptions or Acquisitions. The Corporation shall not, nor shall it permit any Subsidiary to, redeem or otherwise acquire any shares of Class A Preferred, except as expressly authorized herein.

(ix) Special Redemptions.

(A) If a Change in Ownership has occurred or the Corporation obtains knowledge that a Change in Ownership is proposed to occur, the Corporation shall give prompt written notice of such Change in Ownership describing in reasonable detail the material terms and date of consummation thereof to each holder of Class A Preferred, but in any event such notice shall not be given later than 5 days after the occurrence of such Change in Ownership, and the Corporation shall give each holder of Class A Preferred prompt written notice of any material change in the terms or timing of such transaction. The holder or holders of a majority of the Class A Preferred then outstanding may require the Corporation to redeem all or any portion of the Class A Preferred owned by such holders at a price per share equal to the Liquidation Value thereof (plus all accrued and unpaid dividends thereon) by giving written notice to the Corporation of such election prior to the later of (a) 21 days after receipt of the Corporation’s notice and (b) 5 days prior to the consummation of the Change in Ownership (the “Expiration Date”). The Corporation shall give prompt written notice of any such election to all other holders of Class A Preferred within 5 days after the receipt thereof, and each such holder shall have until the later of (a) the Expiration Date or (b) 10 days after receipt of such second notice to request redemption hereunder (by giving written notice to the Corporation) of all or any portion of the Class A Preferred owned by such holder.

Upon receipt of such election(s), the Corporation shall be obligated to redeem the aggregate number of shares of Class A Preferred specified therein on the later of (a) the occurrence of the Change in Ownership or (b) 5 days after the Corporation’s receipt of such election(s). If any proposed Change in Ownership does not occur, all requests for redemption in connection therewith shall be automatically rescinded, or if there has been a material change in the terms or the timing of the transaction, any holder of Class A Preferred may rescind such holder’s request for redemption by delivering written notice thereof to the Corporation prior to the consummation of the transaction.

The term “Change in Ownership” means any sale, transfer or issuance or series of sales, transfers and/or issuances of Common Stock by the Corporation or any holders thereof which results in any Person or group of Persons (as the term “group” is used under the Securities

Exchange Act of 1934), other than GTCR Fund VII, L.P. and its affiliates, directly or indirectly owning more than 50% of the Common Stock outstanding at the time of such sale, transfer or issuance or series of sales, transfers and/or issuances.

(B) If a Fundamental Change is proposed to occur, the Corporation shall give written notice of such Fundamental Change describing in reasonable detail the material terms and date of consummation thereof to each holder of Class A Preferred not more than 45 days nor less than 20 days prior to the consummation of such Fundamental Change, and the Corporation shall give each holder of Class A Preferred prompt written notice of any material change in the terms or timing of such transaction. The holder or holders of a majority of the shares of Class A Preferred then outstanding, may require the Corporation to redeem all or any portion of the Class A Preferred owned by such holders at a price per share equal to the Liquidation Value thereof (plus all accrued and unpaid dividends thereon) by giving written notice to the Corporation of such election prior to the later of (a) 10 days prior to the consummation of the Fundamental Change or (b) 10 days after receipt of notice from the Corporation. The Corporation shall give prompt written notice of such election to all other holders of Class A Preferred (but in any event within 5 days prior to the consummation of the Fundamental Change), and each such holder shall have until 2 days after the receipt of such notice to request redemption (by written notice given to the Corporation) of all or any portion of the Class A Preferred owned by such holder.

Upon receipt of such election(s), the Corporation shall be obligated to redeem the aggregate number of shares of Class A Preferred specified therein upon the consummation of such Fundamental Change. If any proposed Fundamental Change does not occur, all requests for redemption in connection therewith shall be automatically rescinded, or if there has been a material change in the terms or the timing of the transaction, any holder of Class A Preferred may rescind such holder’s request for redemption by delivering written notice thereof to the Corporation prior to the consummation of the transaction.

The term “Fundamental Change” means (a) any sale or transfer of more than 50% of the assets of the Corporation and its Subsidiaries on a consolidated basis (measured either by book value in accordance with generally accepted accounting principles, consistently applied, or by fair market value determined in the reasonable good faith judgment of the Board) in any transaction or series of transactions (other than sales in the ordinary course of business) and (b) any merger or consolidation to which the Corporation is a party, except for a merger in which the Corporation is the surviving corporation, the terms of the Class A Preferred are not changed and the Class A Preferred is not exchanged for cash, securities or other property, and after giving effect to such merger, the holders of the Corporation’s outstanding capital stock possessing a majority of the voting power (under ordinary circumstances) to elect a majority of the Board immediately prior to the merger shall continue to own the Corporation’s outstanding capital stock possessing the voting power (under ordinary circumstances) to elect a majority of the Board.

(C) Notwithstanding anything to the contrary herein, the redemptions specified in Section 4(e)(ix) required to be made by the Corporation upon a Change in Ownership or a Fundamental Change shall be subject to applicable restrictions contained in the Corporation’s and its Subsidiaries’ debt financing agreements. If any such restrictions prohibit any redemption contemplated by this Section 4(e)(ix), then such redemption right shall be suspended until such time as the Corporation is permitted to make such redemption under such restrictions or such restrictions are removed.

(x) Voting Rights. Except as otherwise provided herein and as otherwise required by applicable law, the Class A Preferred shall have no voting rights; provided that each holder of Class A Preferred shall be entitled to notice of all stockholders meetings at the same time and in the same manner as notice is given to all stockholders entitled to vote at such meetings.

(xi) Registration of Transfer. The Corporation shall keep at its principal office a register for the registration of Class A Preferred. Upon the surrender of any certificate representing Class A Preferred at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation’s expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of shares of Class A Preferred as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate, and dividends shall accrue on the Class A Preferred represented by such new certificate from the date to which dividends have been fully paid on such Class A Preferred represented by the surrendered certificate.

(xii) Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Class A Preferred, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and, in the case of Class A Preferred, dividends shall accrue on the Class A Preferred represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.

(xiii) Definitions. Solely for the purposes of Article Four, Section 4 hereof, the following terms shall have the meanings ascribed below.

“Board” means the Board of Directors of the Corporation.

“Change in Ownership” has the meaning set forth in Section 4(e)(ix) hereof.

“Common Stock” means, collectively, the Corporation’s Class A Common Stock, Common Stock and any capital stock of any class of the Corporation hereafter authorized which is not limited to a fixed sum or percentage of par or stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the Corporation.

“Fundamental Change” has the meaning set forth in Section 4(e)(ix) hereof.

“Junior Securities” means any capital stock or other equity securities of the Corporation, except for the Class A Preferred.

“Liquidation Value” means, with respect to any share of Class A Preferred as of any particular date, $1,000.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Public Offering” means any offering by the Corporation of its capital stock or equity securities to the public pursuant to an effective registration statement under the Securities Act of 1933, as then in effect, or any comparable statement under any similar federal statute then in force.

“Redemption Date” as to any share of Class A Preferred means the date specified in the notice of any redemption at the Corporation’s option or at the holder’s option or the applicable date specified herein in the case of any other redemption; provided that no such date shall be a Redemption Date unless the Liquidation Value of such share (plus all accrued and unpaid dividends thereon) is actually paid in full on such date, and if not so paid in full, the Redemption Date shall be the date on which such amount is fully paid.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the managing general partner of such limited liability company, partnership, association or other business entity. For purposes hereof, references to a “Subsidiary” of any Person shall be given effect only at such times that such Person has one or more Subsidiaries, and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Corporation.

(xiv) Notices. Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing and shall be delivered by registered or certified mail, return receipt requested and postage prepaid, or by reputable overnight courier service, charges prepaid, and shall be deemed to have been given when so mailed or sent (i) to the Corporation, at its principal executive offices and (ii) to any stockholder, at such holder’s address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder).

(xv) Amendment and Waiver. No amendment, modification or waiver shall be binding or effective with respect to any provision of Article Four, Section 4 hereof without the prior written consent of the holders of a majority of the Class A Preferred outstanding at the time such action is taken.

ARTICLE FIVE

DURATION

The Corporation is to have perpetual existence.

ARTICLE SIX

BOARD OF DIRECTORS

Section 1. Number of Directors. Subject to any rights of the holders of any class or series of Preferred Stock to elect additional directors under specified circumstances, the number of directors which shall constitute the Board of Directors shall be fixed from time to time by resolution adopted by the affirmative vote of a majority of the total number of directors then in office.

Section 2. Election and Term of Office. The directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote in the election of directors; provided that, whenever the holders of any class or series of capital stock of the Corporation are entitled to elect one or more directors pursuant to the provisions of this Certificate of Incorporation (including, but not limited to, any duly authorized certificate of designation), such directors shall be elected by a plurality of the votes of such class or series present in person or represented by proxy at the meeting and entitled to vote in the election of such directors. The directors shall be elected and shall hold office only in this manner, except as provided in Section 3 of this Article Six. Each director shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

Section 3. Newly-Created Directorships and Vacancies. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or any other cause may be filled, so long as there is at least one remaining director, only by the Board of Directors, provided that a quorum is then in office and present, or by a majority of the directors then in office, if less than a quorum is then in office, or by the sole remaining director. Directors elected to fill a newly created directorship or other vacancies shall hold office until such director’s successor has been duly elected and qualified or until his or her earlier death, resignation or removal as hereinafter provided.

Section 4. Removal of Directors. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any director may be removed from office at any time for cause, at a meeting called for that purpose, but only by the affirmative vote of the holders of at least 66-2/3% of the voting power of all outstanding shares of Common Stock entitled to vote generally in the election of directors, voting together as a single class.

Section 5. Rights of Holders of Preferred Stock. Notwithstanding the provisions of this Article Six, whenever the holders of one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately or together by series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorship shall be governed by the rights of such Preferred Stock as set forth in the certificate of designations governing such series.

Section 6. Bylaws. The Board of Directors is expressly authorized to adopt, amend or repeal the bylaws of the Corporation. Notwithstanding the foregoing and anything contained in this Second Amended and Restated Certificate of Incorporation to the contrary, the bylaws of the Corporation shall not be amended or repealed by the stockholders, and no provision inconsistent therewith shall be adopted by the stockholders, without the affirmative vote of the holders of 66-2/3% of the voting power of all outstanding shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE SEVEN

LIMITATION OF LIABILITY

To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages arising from a breach of fiduciary duty owed to the Corporation or its stockholders. Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE EIGHT

INDEMNIFICATION

Section 1. Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved (including, without limitation, as a witness) in any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation or of a partnership, limited liability company, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “Indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer or in any other capacity while so serving, shall be indemnified and held harmless by the Corporation to the full extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), or by other applicable law as then in effect, against all expense, liability and loss (including attorneys’ fees and related disbursements, judgments, fines, excise taxes or penalties under the Employee Retirement Income Security Act of 1974, as amended from time to time (“ERISA”), penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such Indemnitee in connection therewith, and such indemnification shall continue as to a person who has ceased to be a director, officer, partner, member or trustee and shall inure to the benefit of his or her heirs, executors and administrators. Each person who is or was serving as a director or officer of a subsidiary of the Corporation shall be deemed to be serving, or have served, at the request of the Corporation. Any indemnification (but not advancement of expenses) under this Article Eight (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, as the same exists or hereafter may be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment). Such determination shall be made with respect to a person who is a director or officer at the time of such determination (a) by a majority vote of the directors who were not parties to such proceeding (the “Disinterested Directors”), even though less than a quorum, (b) by a committee of Disinterested Directors designated by a majority vote of Disinterested Directors, even though less than a quorum, (c) if there are no such Disinterested Directors, or if such Disinterested Directors so direct, by independent legal counsel in a written opinion, or (d) by the stockholders.

Section 2. Advancement of Expenses. Expenses (including attorneys’ fees, costs and charges) incurred by a director or officer of the Corporation in defending a proceeding shall be paid by the Corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay all amounts so advanced in the event that it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Corporation as authorized in this Article Eight. The majority of the Disinterested Directors or a committee thereof may, in the manner set forth above, and upon approval of such director or officer of the Corporation, authorize the Corporation’s counsel to represent such person, in any proceeding, whether or not the Corporation is a party to such proceeding.

Section 3. Procedure for Indemnification. Any indemnification or advance of expenses (including attorneys’ fees, costs and charges) under this Article Eight shall be made promptly, and in any event within 30 days upon the written request of the director or officer (and, in the case of advance of expenses, receipt of a written undertaking by or on behalf of Indemnitee to repay such amount if it shall ultimately be determined that Indemnitee is not entitled to be indemnified therefor pursuant to the terms of this Article Eight). The right to indemnification or advances as granted by this Article Eight shall be enforceable by the director or officer in any court of competent jurisdiction, if the Corporation denies such request, in whole or in part, or if no disposition thereof is made within 30 days. Such person’s costs and expenses incurred in connection with successfully establishing his/her right to indemnification, in whole or in part, in any such action shall also be indemnified by the Corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for the advance of expenses (including attorney’s fees, costs and charges) under this Article Eight where the required undertaking, if any, has been received by the Corporation) that the claimant has not met the standard of conduct set forth in the DGCL, as the same exists or hereafter may be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, its independent legal counsel and its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he/she has met the applicable standard of conduct set forth in the DGCL, as the same exists or hereafter may be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), nor the fact that there has been an actual determination by the Corporation (including its Board of Directors, its independent legal counsel and its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct. The procedure for indemnification of other employees and agents for whom indemnification is provided pursuant to this Article Eight shall be the same procedure set forth in this Section 3 for directors or officers, unless otherwise set forth in the action of the Board of Directors providing indemnification for such employee or agent.

Section 4. Other Rights; Continuation of Right to Indemnification. The indemnification and advancement of expenses provided by this Article Eight shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), bylaw, agreement, vote of stockholders or Disinterested Directors or otherwise, both as to action in his/her official capacity and as to action in another capacity while holding office or while employed by or acting as agent for the Corporation, and shall continue as to a person who has ceased to be a director or officer, and shall inure to the benefit of the estate, heirs, executors and administers of such person. All rights to indemnification under this Article Eight shall be deemed to be a contract between the Corporation and each director or officer of the Corporation who serves or served in such capacity at any time while this Article Eight is in effect. Any repeal or modification of this Article Eight or any repeal or modification of relevant provisions of the DGCL or any other applicable laws shall not in any way diminish any rights to indemnification of such director or officer or the obligations of the Corporation arising hereunder with respect to any proceeding arising out of, or relating to, any actions, transactions or facts occurring prior to the final adoption of such modification or repeal. For the purposes of this Article Eight, references to “the Corporation”

include all constituent corporations absorbed in a consolidation or merger as well as the resulting or surviving corporation, so that any person who is or was a director or officer of such a constituent corporation or is or was serving at the request of such constituent corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise shall stand in the same position under the provisions of this Article Eight, with respect to the resulting or surviving corporation, as he would if he/she had served the resulting or surviving corporation in the same capacity.

Section 5. Insurance. The Corporation may purchase and maintain insurance on its own behalf and on behalf of any person who is or was a director, officer, employee or agent of the Corporation or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss asserted against him or her and incurred by him or her in any such capacity, whether or not the Corporation would have the power to indemnify such person against such expenses, liability or loss under the DGCL.

Section 6. Reliance. Persons who after the date of the adoption of this provision become or remain directors or officers of the Corporation or who, while a director or officer of the Corporation, become or remain a director, officer, employee or agent of a subsidiary, shall be conclusively presumed to have relied on the rights to indemnity, advance of expenses and other rights contained in this Article Eight in entering into or continuing such service. The rights to indemnification and to the advance of expenses conferred in this Article Eight shall apply to claims made against an Indemnitee arising out of acts or omissions which occurred or occur both prior and subsequent to the adoption hereof.

Section 7. Savings Clause. If this Article Eight or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each person entitled to indemnification under the first paragraph of this Article Eight as to all expense, liability and loss (including attorneys’ fees and related disbursements, judgments, fines, ERISA excise taxes and penalties, penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person and for which indemnification is available to such person pursuant to this Article Eight to the full extent permitted by any applicable portion of this Article Eight that shall not have been invalidated and to the full extent permitted by applicable law.

ARTICLE NINE

SPECIAL MEETINGS OF STOCKHOLDERS

For so long as the Corporation’s Common Stock is registered under Section 12 of the Securities Exchange Act of 1934, as amended, special meetings of stockholders of the Corporation may be called only by either the Board of Directors pursuant to a resolution adopted by the affirmative vote of the majority of the total number of directors then in office or by the chief executive officer of the Corporation.

ARTICLE TEN

CORPORATE OPPORTUNITIES

To the maximum extent permitted from time to time under the laws of the State of Delaware, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to its officers, directors or stockholders, other than those officers, directors or stockholders who are employees of the Corporation or any of its subsidiaries. Notwithstanding anything to the contrary elsewhere contained in this Second Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of at least 80% of the voting power of all shares of Common Stock then outstanding, voting together as a single class, shall be required to alter, amend or repeal, or to adopt any provision inconsistent with, this Article Ten. No amendment or repeal of this Article Ten shall apply to or have any effect on the liability or alleged liability of any officer, director or stockholder of the Corporation for or with respect to any opportunities of which such officer, director, or stockholder becomes aware prior to such amendment or repeal.

ARTICLE ELEVEN

SECTION 203

The Corporation expressly elects not to be governed by Section 203 of the DGCL.

ARTICLE TWELVE

AMENDMENT

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation. Notwithstanding any other provision of this Second Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation, and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law, this Second Amended and Restated Certificate of Incorporation, the Bylaws of the Corporation or otherwise, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock required by law, this Second Amended and Restated Certificate of Incorporation, the Bylaws of the Corporation or otherwise, the affirmative vote of the holders of at least 66-2/3% of the voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt any provision inconsistent with, to amend or repeal any provision of, or to adopt a bylaw inconsistent with, Articles Six, Seven, Eight, Nine or Twelve of this Second Amended and Restated Certificate of Incorporation.

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